For Immediate Release: Monday, March 17, 2014

GM Redoubles Safety Efforts, Announces New Recalls

•	2009-2014 Chevrolet Express and GMC Savana to get reworked instrument panel material to meet compliance for unbelted passengers

•	2013 and some 2014 Cadillac XTS models to be repaired to prevent possible brake booster corrosion that may result in overheating

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Some 2008-2009 and all 2010-2013 Buick Enclave and GMC Acadia, some 2009 and all 2010-2013 Chevrolet Traverse, and some 2008-2009 and all 2010 Saturn Outlook to repair the wiring harness of seat mounted side air bags

DETROIT - As a result of Mary Barra’s request for a comprehensive internal safety review following the ignition switch recall, General Motors today announced three separate recalls involving U.S. production and sales of approximately:

•	303,000 Chevrolet Express and GMC Savana from the 2009-2014 model years with gross vehicle weight under 10,000 pounds

•	63,900 Cadillac XTS full-size sedan from the 2013 and 2014 model years

•	1.18 million Buick Enclave and GMC Acadia models from the 2008-2013 model years, Chevrolet Traverse from the 2009-2013 model years, and Saturn Outlook from the 2008-2010 model years
“I asked our team to redouble our efforts on our pending product reviews, bring them forward and resolve them quickly,” said Mary Barra, GM CEO. “That is what today’s GM is all about.”
The full-size vans with gross vehicle weights of 10,000 pounds or less do not comply with a head impact requirement for unrestrained occupants, requiring a rework of the passenger instrument panel material.
Unsold vehicles have been placed on a stop delivery until development of the solution has been completed and parts are available. Customers will be notified at that time. Repairs will be made at no charge to customers.
In the XTS, a brake booster pump can create positive pressure within the wiring harness attached to the pump relay. This pressure can lead to the dislodging of a plug in the brake booster pump relay, allowing corrosive elements to enter the connector and form a low-resistance short that could lead to overheating, melting of plastic components and a possible engine compartment fire.
GM is aware of two engine compartment fires in unsold vehicles at dealerships and two cases of melted components.
With respect to the Enclave, Traverse, Acadia and Outlook, the vehicles are equipped with a Service Air Bag warning light in the driver information center. Ignoring the Service Air Bag warning light will eventually result in the non-deployment of the side impact restraints, which include driver and passenger seat-mounted side air bags, front center air bag (if equipped), and the seat belt pretensioners.
To repair the condition, dealers will remove the driver and passenger side air bag wiring harness connectors and splice and solder the wires together.

“Today’s announcement underscores the focus we’re putting on the safety and peace of mind of our customers. We are conducting an intense review of our internal processes and will have more developments to announce as we move forward,” Barra said.
GM expects to take a charge of approximately $300 million in the first quarter primarily for the cost of the repairs for the three safety actions and the previously announced ignition switch recall.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com

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